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                                                                    EXHIBIT 99.1

                                  PRESS RELEASE
                              FOR IMMEDIATE RELEASE

                    Collegiate Pacific to Acquire Tomark Inc.

DALLAS--(BUSINESS WIRE)--Nov. 10, 2003--Collegiate Pacific (AMEX:BOO) today announced that is has signed a letter of intent to acquire Tomark Inc., a 20 year old Corona, Ca. company engaged in the design, manufacturing and distribution of baseball and other sports equipment. Terms of the transaction were not disclosed. Closing is expected to occur in January 2004. The proposed transaction is subject to customary closing conditions, including due diligence and the execution of a definitive agreement between Tomark and Collegiate Pacific.

"We are extremely pleased to have reached terms with one of the west coast's largest and most successful makers and national distributors of sports equipment," said Michael J. Blumenfeld, Collegiate Pacific's Chief Executive Officer. "The combination of the two companies will create one of the largest institutional suppliers of baseball equipment in the United States. Like Collegiate Pacific, Tomark receives the majority of its orders in response to the national distribution of catalogs and also operates a unique field sales/installation team for the California markets."

"We intend to retain existing Tomark management and headquarters in California and use our capital and marketing resources to enhance their expansion. Our operating goal will be to expand Tomark's national presence as we expand their product line with the infusion of Collegiate Pacific's 3,200 products. It will also include expansion into the markets of adult softball and little league baseball. Tomark has a customer base of approximately 40,000 accounts which will compliment Collegiate Pacific's customer base of about 35,000 customers."

Mr. Blumenfeld continued, "We are equally excited about adding a seasoned management team and staff to Collegiate Pacific. Mark Harpin and Tom White have a proven track record in the design, manufacturing and distribution of sports equipment dating back to 1980 and will make valuable contributions to our growth."

"We believe the successful closure of this transaction, assuming a closing date in January 2004, will add approximately $5.5 million in revenue to the remaining 6 months of FY2004 and an estimated $700,000 in operating income. We expect that the contributions for FY 2005 (commencing July 1, 2004) would materially exceed these numbers."

"As mentioned in previous reports, it remains our goal to double our revenue and earnings run rate during fiscal 2004 and Tomark is a step in that direction. We continue to review a number of acquisition targets that meet our criteria."

Collegiate Pacific is the nation's fastest growing manufacturer and supplier of sports equipment primarily to the institutional markets. The Company offers more than 3,200 products to 35,000 existing customers.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The company has based these forward-looking statements on its current expectations and projections about future events, based on the information currently available to it. The forward-looking statements include statements relating to the company's anticipated financial performance, business prospects, new developments, new strategies and similar matters. The following important factors, in addition to those described in the company's filings with the Securities and Exchange Commission,


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including its Annual Report on Form 10-KSB for the year ended June 30, 2003, especially in the Risk Factors and the Management's Discussion and Analysis sections, and its Quarterly Reports on Form 10-QSB and its Current Reports on Form 8-K (each of which is available upon request from the company or on the company's http://www.cpacsports.com, under the heading "Investors") may affect the future results of the company and cause those results to differ materially from those expressed in the forward-looking statements, material adverse changes in the economic conditions in the Company's markets, including as a result of terrorist attacks, competition from others, how much the Company may receive from the exercise of outstanding stock options and warrants, if anything, and the ability to obtain and retain key executives and employees. We disclaim any obligation to update these forward-looking statements.


CONTACT: Collegiate Pacific
         Mike Blumenfeld, 972-243-8100

SOURCE: Collegiate Pacific



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